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AMENDMENT TO THE
1996 NONQUALIFIED STOCK OPTION PLAN
OF SHEARWATER POLYMERS, INC.

    THIS AMENDMENT TO THE 1996 NONQUALIFIED STOCK OPTION PLAN (the "Amendment") of Shearwater Polymers, Inc., an Alabama corporation (the "Company"), is made effective May 22, 1998 (the "Effective Date").

W I T N E S S E T H:

    WHEREAS, on December 12, 1996, the Shareholders (the "Shareholders") of the Company and the Board of Directors of the Company (the "Board") unanimously adopted and authorized the Shearwater Polymers, Inc. 1996 Nonqualified Stock Option Plan (the "Plan"); and

    WHEREAS, according to Section 9.1 of the Plan, the Board is empowered to amend or terminate the Plan at any time; and

    WHEREAS, the Board now deems it advisable to amend the Plan regarding the eligible Participants under the Plan to include consultants and advisors.

    NOW, THEREFORE, the Plan is hereby amended, as of the Effective Date, as follows:

    Section 1.  Definitions.  Except as provided herein, all definitions of terms contained in the Plan are incorporated herein by reference.

    Section 2.  Amendment of Section 1.1 (f).  Section 1.1(f) of the Plan is hereby amended and restated in its entirety as follows:

(f) "Key employees" means those employees, including officers, directors (including any nonemployee director), consultants and advisors of the Company or its subsidiaries who, in the judgment of the Board, directly or through the Committee, are considered (i) to be unusually valuable, (ii) to possess superior training, experience or ability, and/or (iii) to be actively interested in the development and financial success of the Company.

    Section 3.  Amendment of Sections 2.2.  Section 2.2 is hereby amended by adding a new paragraph (d) as follows:

(d) Attract to the Company and to its subsidiaries and affiliates, directors (including any nonemployee director), consultants and advisors.

    Section 4.  Amendment of Section 4.2.  The words "employment, death, retirement, disability, or other termination of employment" in Section 4.2 are hereby amended to read "employment, death, retirement, disability, or other termination of employment or engagement".

    Section 5.  Amendment of Sections 6.4(c).  The words "director, officer, or full-time employee" in Section 6.4(c) are hereby amended to read "director, officer, full-time employee, consultant or advisor".

    Section 6.  Amendment of Sections 6.6(a) and 7.2(g)(i)(1).  In each of Sections 6.6(a) and 7.2(g)(i)(1), the words "employment or directorship" are hereby amended to read "engagement (as a consultant or advisor), employment or directorship".

    Section 7.  Amendment of Section 6.6(b).  The words "while such Participant is employed by" in Section 6.6(b) are hereby amended to read "while such Participant is employed or engaged by". In addition, the words "director, officer, or full-time employee" in Section 6.6(b) are hereby be amended to read as "director, officer, full-time employee, consultant or advisor".

    Section 8.  Amendment of Section 7.1.  The words "employment or directorship" in Section 7.1 are hereby amended to read as "engagement (as a consultant or advisor), employment or directorship". In addition, the words "voluntary or involuntary termination of employment" in Section 7.1 are hereby amended to read "voluntary or involuntary termination of employment or engagement".

    Section 9.  Amendment of Section 7.2(g)(ii).  The words "If the employment of the Participant" in Section 7.2(g)(ii) are hereby amended to read "If the employment or engagement of the Participant".

    Section 10.  Amendment of Section 10.1.  The words "consultant, independent contractor, employee, officer or director of the Company" in Section 10.1 are hereby amended to read "consultant, advisor, independent contractor, employee, officer or director of the Company".

    Section 11.  Amendment of Section 10.2.  The words "employees, officers or directors" in Section 10.2 are hereby amended to read "employees, officers, directors, consultants or advisors".

    Section 12.  Amendment of Section 10.3.  The words "director, officer, or employee" in Section 10.3 are hereby amended to read "director, officer, employee, consultant or advisor".

    Section 13.  Confirmation of Plan.  All the terms, covenants, and conditions of the Plan, as amended hereby, are hereby in all respects ratified and confirmed, and the Plan as so amended shall continue in full force and effect.

    Adopted effective as of the 22nd day of May, 1998, by the Shareholders and Board of Directors of Shearwater Polymers, Inc.

SHEARWATER POLYMERS, INC.

/s/ J. MILTON HARRIS
	By:	J. Milton Harris As Its President

ATTEST:

/s/ J. MILTON HARRIS J. Milton Harris As Its Secretary

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AMENDMENT TO THE 1996 NONQUALIFIED STOCK OPTION PLAN OF SHEARWATER POLYMERS, INC.